EMPLOYMENT AGREEMENT
                              --------------------

THIS  EMPLOYMENT  dated  for  reference  the  1st  day  of  March,  2000  (the
"Agreement")

BETWEEN:

VIRTUALSELLERS.COM, INC., a company duly incorporated pursuant to the laws of Canada having an office at 120 North LaSalle Street, Suite 1000, Chicago, Illinois, USA, 60602

(the  "Company")

AND:

IAN  SINCLAIR,  of  407 - 2336 York Avenue, Vancouver, British Columbia, V6K 1C7

(the  "Employee")

WHEREAS:

A. Ian Sinclair is currently employed as a general management and operations assistant for the Company;

B. It has been understood and agreed between Ian Sinclair and the Company that an employment agreement would be executed by Ian Sinclair and the Company; and

C. Ian Sinclair and the Company now wish to formally record the terms and conditions upon which Ian Sinclair will continue to be employed by the Company and that they have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth below, the parties hereto agree as follows:

1.     DUTIES  AND  DEVOTION  OF  TIME

1.1 Duties. During the term of this Agreement the Employee will be responsible for general management and operations assistance with the Company's wholly owned subsidiary, Preferred Telemanagement Inc. ("Preferred").

2.     SALARY,  BONUSES  AND  BENEFITS

2.1 Salary. In consideration of the Employee providing the services referred to herein, the Company agrees to pay the Employee a hourly salary of twelve dollars per hour (U.S. $12.00/hour) in currency of the United States of America, less applicable deductions, payable bi-weekly, plus the performance bonus as set out below, subject to increase from time to time as approved by the Board of Directors of the Company or as agreed to in writing from time to time by both parties.

2.2     Benefits.  The  Company  will  provide,  maintain  and  pay  for:

(a) medical insurance for the Employee and his immediate family as is provided by the Company's medical services plan; and

(b) such extended health and other benefits for the Employee and his immediate family as are provided to other employees of the Company, subject to the eligibility of the Employee.

2.3 Performance Bonus. The Company will pay to the Employee a performance bonus, in the amount of twenty-five thousand (25,000) common shares (the "Performance Bonus Shares") in the capital of the Company upon the Employee completing the update to the Preferred's website, www.calldirect.com.

2.4 Registration of Performance Bonus Shares. To ensure that the Performance Bonus Shares issued to the Employee under Section 2.3 of this Agreement are freely tradable, the Company will register with the United States Securities and Exchange Commission (the "SEC") any such shares issued. Upon or as soon as is practical after the issuance of such shares, the Company will file a form S-8 or other appropriate form with the SEC to effect registration.

3.     VACATION

3.1 Entitlement to Vacation. The Company acknowledges that the Employee will be entitled to an annual vacation of two (2) weeks. The Employee will use his best efforts to ensure that such vacation is arranged with the Company in advance such that it does not unduly affect the operations of the Company.

3.2 Increase in Vacation. The period set out in Section 3.1 above may be increased from time to time as agreed between the Employee and the Board of Directors.

4.     CONFIDENTIAL  INFORMATION  AND  NON-COMPETE

4.1 Confidential Information. The Employee acknowledges that his relationship with the Company will put him in a position where he is likely to have or acquire information which is proprietary to the Company or which, if disclosed, would cause irreparable harm to the Company. Accordingly, the Employee agrees to the non-disclosure provisions contained in Schedule "A" attached hereto.

4.2 Non-Competition and Non-Solicitation. The Employee agrees that during the period of the Employee's employment with the Company and for a period of twenty-four (24) months from the last payment of compensation to the Employee by the Company, the Employee will not engage in or participate in any business activity that competes, directly or indirectly, with the businesses of the Company in the United States or any other geographical location in which the Company carries on business.

4.3 Exception. Notwithstanding anything to the contrary contained herein the Employee may, without being deemed to compete, directly or indirectly, with the businesses of the Company own not more than twenty percent (20%) of any class of the outstanding securities of any Company isted on a securities exchange or traded in the over-the-counter market.

4.4 Non-Solicitation. The Employee agrees that for a period of twenty-four (24) months following the termination of the Employee's employment for any reason whatsoever, the Employee will not, whether as principal, agent, employee, employer, director, officer, shareholder or in any other individual or representative capacity, solicit or attempt to retain in any way whatsoever any of the employees of the Company or its affiliates.

4.5 Provisions Survive Termination. The provisions of this Section 5 will survive the termination of this Agreement. It is the desire and the intent of the parties that the provisions of this Section 5 shall be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 5 is adjudicated unenforceable in any jurisdiction, such adjudication shall apply only in that particular jurisdiction in which such adjudication is made.

5.     TERM

5.1 Term. This Agreement will remain in effect until terminated in accordance with any of the provisions contained in this Agreement.

6.     TERMINATION

6.1 Termination by Employee. Notwithstanding any other provision contained herein, the parties hereto agree that any party may terminate this Agreement, with or without cause, by giving five (5) days written notice of such intention to terminate.

7.     RIGHTS  AND  OBLIGATIONS  UPON  TERMINATION

7.1 Rights and Obligations. Upon termination of this Agreement, the Employee will deliver up to the Company all documents, papers, plans, materials and other property of or relating to the affairs of the Company which may then be in its or the Employee's possession or under his control.

8.     ENTIRE  AGREEMENT

8.1 Entire Agreement. This Agreement represents the entire Agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties.

8.2 Previous Agreements Cancelled. Save and except for the express provisions of this Agreement, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the services of the Employee for the Company are hereby terminated and cancelled and each of the parties hereby releases and further discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such Agreement.

9.     SEVERABILITY

9.1 Severability. If any provision contained herein is determined to be void or enforceable in whole or in part, it is to that extent deemed omitted. The remaining provisions will not be affected in any way.

10.     AMENDMENT

10.1 Amendment. This Agreement will not be amended or otherwise modified except by a written notice of even date herewith or subsequent hereto signed by both parties.

11.     GOVERNING  LAW

11.1 Governing Law. This Agreement will be construed under and governed by the laws of the State of Illinois and the laws of the United States applicable therein.

12.     EXECUTION

12.1 Execution in Several Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of July, 2000.

VIRTUALSELLERS.COM,  INC.

Per:     /s/  Dennis  Sinclair
         Authorized  Signatory




SIGNED, SEALED and DELIVERED by IAN SINCLAIR in the presence of:
                                                                   )
/s/ B. Elander. . . . . . . . . . . . . . . . . . . . . . . . . .  )
-----------------------------------------------------------------  )
Signature . . . . . . . . . . . . . . . . . . . . . . . . . . . .  )
                                                                   )
B. Elander. . . . . . . . . . . . . . . . . . . . . . . . . . . .  )
-----------------------------------------------------------------  )     /s/  Ian  Sinclair
Print Name                                                         )     ------------------
                                                                   )     IAN  SINCLAIR
                                                                   )
5248 - 1A Avenue. . . . . . . . . . . . . . . . . . . . . . . . .  )
-----------------------------------------------------------------  )
Address . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  )
                                                                   )
Delta, BC  V4M 1C1                                                 )
-----------------------------------------------------------------  )
                                                                   )
Customer Service. . . . . . . . . . . . . . . . . . . . . . . . .  )
-----------------------------------------------------------------  )
Occupation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  )

                                  SCHEDULE "A"
                            NON-DISCLOSURE PROVISIONS
                            -------------------------

1.     CONFIDENTIAL  INFORMATION  AND  MATERIALS

(a) "Confidential Information" will mean, for the purposes of this Agreement, non-public information which the Company designates as being confidential or which, under the circumstances surrounding disclosure ought reasonably to be treated as confidential. Confidential Information includes, without limitation, information, whether written, oral or communicated by any other means, relating to released or unreleased the Company software or hardware products, the marketing or promotion of any product of the Company, the Company business policies or practices, and information received from others which the Company is obliged to treat as confidential. Confidential Information disclosed to the Employee by any subsidiary and/or agents of the Company is covered by this Agreement.

(b) Confidential Information will not include that information defined as Confidential Information hereinabove which the Employee conclusively establishes:

(i) is or subsequently becomes publicly available without breach of any obligation of confidentiality owed by the Company;

(ii) became known to the Employee prior to disclosure by the Company to the Employee and which was not the property of Sullivan Park, LLC; or

(iii) became known to the Employee from a source other than the Company other than by the breach of any obligations of confidentiality owed to the Company.

(c) "Confidential Materials" includes all tangible materials containing Confidential Information, including, without limitation, written or printed documents and computer disks or tapes, whether machine or user readable.

2.     RESTRICTIONS

(a) The Employee will not disclose any Confidential Information to third parties for a period of three (3) years following the termination of this Agreement, except as provided herein. However, the Employee may disclose Confidential Information during bona fide execution of the Duties or in accordance with judicial or other governmental order, provided that the Employee will give reasonable notice to the Company prior to such disclosure and will comply with any applicable protective order or equivalent.

(b) The Employee will take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep confidential the Confidential Information and the Confidential Materials.

(c) Confidential Information and Confidential Materials may be disclosed, reproduced, summarized or distributed only in pursuance of the business relationship of the Employee with the Company, and only as provided hereunder. The Employee agrees to segregate all such Confidential Materials from the materials of others in order to prevent co-mingling or inadvertent disclosure.

3.     RIGHTS  AND  REMEDIES

(a) The Employee will notify the Company immediately upon discovery of any unauthorized use or disclosure of Confidential Information or Confidential Materials, or any other breach of this Agreement by the Employee, and will co-operate with the Company in every reasonable manner to aid the Company to regain possession of said Confidential Information or Confidential Materials and prevent all such further unauthorized use.

(b) The Employee will return all originals, copies, reproductions and summaries of or relating to the Confidential Information at the request of the Company or, at the option of the Company, certify destruction of the same.

(c) The parties hereto recognize that a breach by the Employee of any of the provisions contained herein would result in damages to the Company and that the Company could not be compensated adequately for such damages by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

4.     MISCELLANEOUS

(a) All Confidential Information and Confidential Materials are and will remain the property of the Company. By disclosing information to the Employee, the Company does not grant any express or implied right to the Employee to or under any and all patents, copyrights, trademarks, or trade secret information belonging to the Company.

(b) All obligations created herein will survive change or termination of any and all business relationships between the parties.

(c) The Company may from time to time request suggestions, feedback or other information from the Employee on Confidential Information or on released or unreleased software belonging to the Company. Any suggestions, feedback or other disclosures made by the Employee are and will be entirely voluntary on the party of said Employee and will not create any obligations on the part of the Company or a confidential agreement between the Employee and the Company. Instead, the Company will be free to disclose and use any suggestions, feedback or other information from the Employee as the Company sees fit, entirely without obligation of any kind whatsoever to the Employee.